Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

FLE - Q4 2004 Fleetwood Enterprises, Inc. Earnings Conference Call

Event Date/Time: Jul. 08. 2004 / 10:30AM PT

Event Duration: 1 hr 17 min

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CORPORATE PARTICIPANTS

Kathy Munson

Fleetwood Enterprises, Inc. - Director of IR

Ed Caudill

Fleetwood Enterprises, Inc - President & CEO

Boyd Plowman

Fleetwood Enterprises, Inc - EVP & CFO

Roger Howsmon

Fleetwood Enterprises, Inc - SVP of the Housing Group

Andy Griffiths

Fleetwood Enterprises, Inc - VP & Controller

Lyle Larkin

Fleetwood Enterprises, Inc - VP & Treasurer

Chris Braun

Fleetwood Enterprises, Inc - SVP of the RV Group

CONFERENCE CALL PARTICIPANTS

John Diffendal

BB&T Capital Markets - Analyst

John Wagner

Camden Asset Management - Analyst

Glenn Schneider

SG Capital Management - Analyst

Bill Gibson

Nollenberger Capital Partners - Analyst

Barbara Allen

Natexis Bleichroeder - Analyst

Michael Novak

Frontier Capital - Analyst

Omar Hanson

Jefferies & Co - Analyst

Brendan Lee

Cliffwood Partners - Analyst

John Beall

Standard Pacific - Analyst

PRESENTATION

Operator

Good afternoon. My name is Crystal and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Fleetwood Enterprises’ fourth quarter and fiscal year 2004 financial results conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer period. (OPERATOR INSTRUCTIONS). I would now like to turn the call over to Kathy Munson, Director of Investor Relations. Please go ahead ma’am.

Kathy Munson - Fleetwood Enterprises, Inc. - Director of IR

Thank you. Good day and welcome to Fleetwood Enterprises’ conference call in the fourth quarter and year end results for fiscal 2004. I’m Kathy Munson, Director of Investor Relations. Before we start there are a few housekeeping items. First we trust all of you have received, via the Internet or facsimile, this morning’s news release announcing Fleetwood’s results for the fourth quarter ended April 25, 2004. The company’s 10-K results were filed this morning. Additionally, this call is being broadcast live over the Internet at StreetEvents.com and fulldisclosure.com and is accessible from our own website at Fleetwood.com.

A replay of the call will be available at each site shortly after the end of this call and the call is being taped. If you have any questions about accessing any of this information, please call the PondelWilkenson Investor Relations office in California at 310-279-5980 after the conference call. Please be advised that the statements made by Fleetwood Enterprises in today’s press release and during this conference call that relate to future plans, events or performance are forward-looking statements.

These statements are based on the beliefs of the company’s management as well as assumptions made by and information currently available to the company’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties and assumptions including risk factors identified in the company’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the following items: the cyclical nature of both manufactured housing and recreational vehicle industries, ongoing weakness in the manufactured housing market, continued acceptance of the Company’s products, the potential impact on demand for Fleetwood’s products as a result of changes in consumer confidence levels, the effect of global tensions on consumer confidence, expenses and uncertainties associated with the introduction and manufacturing of new products, the future availability of manufactured housing retail financing as well as housing and RV wholesale financing, exposure to interest rate and market changes affecting certain of the Company’s assets and liabilities, availability and pricing of raw materials, changes in retail inventory levels in the manufactured housing and recreational vehicle industry, competitive pricing pressures, ability to attract and retain quality dealers, executive officers and other personnel, and the Company’s ability to obtain financing needed in order to execute its business strategies.

Actual results, events and performance may differ materially. Readers and conference call participants are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. The company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may result from changing circumstances or unanticipated events.

With that in mind let’s move on to today’s call. Ed Caudill, President and Chief Executive Officer, will provide an overall picture of our business and outlook. Boyd Plowman, Executive Vice President and CFO, will delve into the financial results and position. Then we will take your questions. The other Fleetwood executives who are here today are Roger Howsmon, Senior Vice President of the Housing Group; Lyle Larkin, Vice President and Treasurer; and Andy Griffiths, Vice President and Controller. Also joining us by telephone is Chris Braun, Senior Vice President of the RV Group. I will now turn the call over to Ed Caudill, Fleetwood’s President and CEO. Ed?

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

Thanks Kathy. Welcome and thanks for joining us today. We believe that our significant year-over-year sales improvement is a very clear indication of the success of our various initiatives, particularly our product innovations. The fourth quarter was especially satisfying as each division had double-digit growth over fiscal ‘03. While the manufactured housing industry as a whole experienced a year-over-year decline during the fourth quarter, sales at our wholesale division grew a robust 20 percent, inclined by 10 percent at our retail division. For the full year, sales rose 12.5 percent over fiscal 2003, which generated significant improvements in results in both groups.

Operating income for the year totaled $41 million, compared to an operating loss of $26 million last year. Motor home operating income was up 17 million. Travel trailers improved $8 million. Wholesale Housing improved by 19 million and the retail division was better by $14 million. Only folding trailers lost ground with a decline of $2 million. This broad progress resulted in the first fiscal full year with operating profits since 2000. These are strong trends in our primary operating groups and we expect to see continued progress. As of the end of the fiscal year, our backlogs were up 80 percent in the Housing wholesale division over the same time in the prior year, and our motor home division backlog was up an incredible 261 percent.

This is even more remarkable because our production rates in both divisions have increased in the fourth quarter as well: 12 percent in Housing and 21 percent in motor homes. Although backlogs are lower in travel trailers and folding trailers, our production rates are higher on a year-over-year basis in these divisions as well.

Strong product offerings are the key to building shareholder value on both sides of our businesses. The process we have in place to generate dealer and retail customer feedback and incorporate their ideas in our products are paying clear dividends. Also, we have built a team of knowledgeable, forward-thinking engineers and designers within the company. They are charged with creating products for both existing and potential customers, developing new markets, and designing products that we can build efficiently in our plants.

Despite all of this positive momentum though, we still had a net loss of $22.3 million for the year. Both this year and last, our results have been complicated by the valuation allowance we recorded on our deferred tax asset, which Boyd will discuss in more detail. Another factor that significantly impacted us below the operating line was our interest expense. And there I’m pleased to report that we successfully called our 9½% convertible trust preferred securities which will result in the elimination of $17.9 million of annualized interest expense on those securities that will begin to take effect during the current quarter. Now I’ll turn it over to Boyd to talk about some of the specifics of our financial results, then I will conclude with an outlook of our fiscal 2005. Boyd?

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

Thanks Ed. First let’s talk about the fourth quarter. Our revenues of 689.4 million represented an increase of $116.7 million or 20 percent over last year’s fourth quarter. Our $11.3 million operating income was a $44.4 million turnaround from an operating loss of 33.1 million last year. And the net loss of 17.8 million or 42 cents per share was a 65 percent improvement over last year’s loss of 50.3 million. As Ed mentioned, we had some unusual items that affected the quarter. In connection with the call of our 9½% convertible trust preferred securities, we spent $2.4 million to give some holders an incentive to convert to common shares before the deadline, which enabled us to make the decision to call the remaining securities.

Our tax situation is similar to last year. As we have discussed before, our deferred tax asset has been created because of temporary timing differences between book and tax reporting of certain income and expense items. We have historically assessed the realizability of that asset by considering all facts including projected future taxable income, recent financial performance, and prudent and feasible tax planning strategies. Since we have had cumulative losses in recent years, the accounting guidance suggest sthat we should not, beginning in fiscal ‘03, look to future earnings to recover that deferred tax asset.

Last year’s fourth quarter included an accounting entry of $28.4 million to set up a valuation allowance against the deferred tax asset with a corresponding charge to the provision for income tax. The result was a net deferred tax asset of $89.8 million, supported by the availability of various tax strategies that could, if executed, generate sufficient taxable income to realize the remaining asset.

In the fourth quarter of fiscal ‘04, we determined that available tax strategies were sufficient to support a net deferred tax asset of only

74.8 million, so we recorded a $15 million adjustment to the provision for income taxes with the corresponding reduction to the net asset. The primary reason for the adjustment was an increase in the market value of our 6 percent convertible trust preferred securities over the past few months. So, paradoxically, as Fleetwood’s fortunes, financial condition and stock price have improved, the discount and therefore the unrealized taxable gains in these securities has diminished, and with it a portion of the support for our deferred tax asset.

The $15 million adjustment to the valuation allowance was a major component of our reported loss. I believe now, as I believed at this time last year, that we have very reasonable expectations of earning our way to the full realization of this asset and we may well be here in a year or two explaining why our effective tax rate is unusually low when this valuation allowance begins to be reversed or is no longer required. In the meantime, it is possible that future adjustments to the valuation allowance may be required, and if so we would book the related benefit or provision in the appropriate period. In related news, both the Senate and House have passed initial legislation that would allow a carryback of the company’s $76 million net operating loss from prior fiscal years. If the legislation becomes law, more or less as it is currently written, then we would be immediately eligible for a federal tax refund of approximately $25 million based on our taxable losses through fiscal 2003.

Now, getting back to the quarter. As mentioned, the $15 million adjustment related to the deferred tax asset this year compares to last year’s $28.4 million charge. The prior year’s results also included $9.8 million for asset write-downs related to the retail operation and $6.8 million for increases in legal reserves.

Other factors that led to the improvement in our quarterly results from the prior year include the following: The RV Group earned income from operations of $16.5 million, compared to $6 million in the prior year, primarily because of a 19 percent increase in sales and improved gross margins. Motor home division’s profitability improved from 9.4 million in the fourth quarter of ‘03, to 16.3 million this year. Sales rose 22 percent and gross margins increased from 14.1 percent to 14.8 percent due to improved labor efficiency. The travel trailer division earned 1.7 million this year compared to an operating loss of $2.4 million in the prior-year. Sales rose 17 percent and gross margins increased from 11.4 percent to 14.7 percent due to improved material cost percentages and production efficiencies.

The operating loss for the Housing Group in the fourth quarter dropped by 22.6 million from $33 million to $10.4 million, mostly due to a 21 percent increase in sales. Wholesale earned $125,000, just above breakeven, compared to last year’s loss from operations of $10 million. The improvement was driven by a 21 percent increase in sales as well as gross margin improving from 19.5 to 20.9 percent as a result of improved labor costs. The Housing retail loss decreased from 23.3 million to 11.2 million, primarily due to a 10 percent increase in revenues and lower operating expenses.

The items that provided operating improvements on a year-over-year basis were the following: Sales rose by $290 million or 12.5 percent to $2.6 billion. The 20 percent increase in RV sales was driven by a strong market and improved motor home products. The Housing Group sales were down just 2 percent for the year despite manufacturing shipments being down 16 percent in the similar period — that is, industry-wide manufacturing shipments. We had a $15 million reduction in product warranty expenses, and our net loss decreased by $48.5 million to $22.3 million or 58 cents per share, compared to $70.7 million in the prior year. The primary differences were the same as those noted in the fourth quarter results.

On the other hand, our year-over-year results were negatively affected by a decrease in gross margin from 18.4 percent to 18 percent. Higher raw material cost, mainly related to lumber, steel, and aluminum, were partially offset by selling price increases and improved operating efficiencies in all segments. Actions to reduce aged retail inventory also contributed to this moderate decline. The already mentioned tax provision had a significant impact on our full year results as well.

Another complex accounting change impacted the presentation of our convertible trust securities. Concurrent with our year end, these securities are now shown as a long-term liability rather than as mezzanine equity, and related distributions are now reported as interest expense instead of minority interests. Also, the balance sheet reflects our obligations to the underlying trusts as convertible subordinated debentures rather than, as previously, convertible trust preferred securities. We also made a more meaningful transformation to the balance sheet between December and June. Although all of the 9½% convertible trust preferred securities have been either converted or redeemed now, the process wasn’t quite complete by the end of the fiscal year. You will note on the balance sheet $273 million of convertible subordinated debentures. This included $210 million related to the 6 percent securities, which are still outstanding, as well as $63 million related to the 9½’s that were still outstanding at the end of the quarter. The call of our convertible trust securities contributed to a decrease in long-term liabilities of $132 million from the end of our January quarter, and an increase in capital stock and paid-in capital of $127 million. The other balance sheet change of note since January was the $41.4 million increase to cash and investments, which stood at 123.8 million at the end of the fiscal year. Receivables declined by 14 million, accounts payable increased by $17.4 million, and the net deferred tax asset decreased by $15 million. Now I will turn it back over to Ed.

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

Thanks, Boyd. We are encouraged by trends in both our industries. Recreational vehicle sales appear to be headed to a new record high in calendar 2004, and several key trends for manufactured housing including the number of lenders and the level of repossessions seem to be moving in the right direction.

The improvements in Housing haven’t yet resulted in a positive year-over-year industry shipment comparison. We told you last quarter that we did not expect shipments to start to improve until the second half of the year, but the 8 percent drop in May from the prior year was still a disappointment to some industry observers. On the other hand, it does mean that because of our increased sales, Fleetwood is showing improvement in market share. Through the first quarter of 2004, we are leading the country in multi-section Housing retail sales according to Stat Surveys. At the end of 2003, we were in third place. Through the first quarter our wholesale share is up to 17.5 percent, or an impressive 2.4 percentage points over where we were this time last year. Our single-section wholesale share has jumped significantly from 12.6 percent of the market to 21.4 percent.

As we announced last week, we reopened the plant in Alma, Georgia, which we had previously mothballed, to meet increased demand for manufactured housing and in particular for Fleetwood Homes in Georgia and Florida. Now the demand, and our backlogs, vary considerably by geographic basis across the country, but there can be no doubt that the plant opening in Georgia is good news for the Company.

As far as RVs are concerned, motor homes continue to be our MVP. The division has consistent growth in revenues, market shares and operating profits. Through the first calendar quarter, we have pulled within just 4 percentage points of leader in Class A diesel motor homes and we have overtaken the leader in the Class A gasoline motor homes. As a result, we had more than a four-percentage point lead over our next closest competitor for all Class A motor homes.

Our momentum is strong. We believe that our recent alliance with Caterpillar to put the Cat engines in all of our diesel lineup will add to that momentum. The travel trailer division results notably improved on a year-over-year basis, but we continue to work on enhancing our margins in this area of our business. Although we’re pleased that the division showed an operating profit, this remains an area of management focus. We are looking at operations from every angle and are confident that the changes we are making to products and processes will result in a consistent trend of improvement in revenues, market share and profitability.

We have many reasons to be optimistic for fiscal 2005, and we are. Our operations are improving, our associates are motivated, and the burden of the 9.5 percent financing is gone, which substantially reduces interest expense. We have reason to be optimistic that the deferred tax adjustments may start to move in our favor this year. As a result of these factors, we expect to be profitable in the first quarter and significantly profitable for the full fiscal year. That concludes our general remarks about operating results. Operator, please open up the lines for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). John Diffendal from BB&T Capital Markets.

John Diffendal - BB&T Capital Markets - Analyst

Good afternoon. I guess on the MH retail side, as you mentioned there is a nice year-over-year swing, but the operating loss kind of moving around 11 million from where it had been around 8 million. Can you maybe just talk about what sequential changes are there? It looks like that sales per dealer was down a bit in the quarter. If you delay that by 30 days, we’re really talking about a March quarter here right?

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

You’re talking about the quarter that ended for us at the end of ‘04, April.

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

End of March quarter.

John Diffendal - BB&T Capital Markets - Analyst

Basically a March quarter. But just maybe give us a little sense on what you are doing there and how we can push that loss back down as we move through the fiscal year?

Roger Howsmon - Fleetwood Enterprises, Inc – SVP, Housing

I can tell you that the direction at FRC, our retail group, is very strong. As we reported before, we have restructured at the senior management level. We have now drilled down into the home center locations where we have replaced approximately half of our general managers. So it’s going to take a bit of time to get those individuals up to speed but we are making progress there from a human resource perspective. I think the significant thing there is we have increased accountability. We truly have become a pay-for-performance organization. We even changed the compensation systems to motivate that kind of behavior. The other thing that I’m particularly impressed with is we have developed some targeted finance programs through our HomeOne financing subsidiary to support the FRC growth. So, I think in a combination of activity that you’re seeing there, I’m real optimistic about improved performance in the months ahead.

John Diffendal - BB&T Capital Markets - Analyst

Those lending programs, are they just kind of coming on now?

Roger Howsmon - Fleetwood Enterprises, Inc – SVP, Housing

Yes actually. We have introduced exclusive product through the FRC locations that, candidly my mantra there is, if they sell the product they get to keep it exclusive, otherwise it is opened up. But they have their own products and their own finance programs.

John Diffendal - BB&T Capital Markets - Analyst

When you look at the segment breakdown, you showed a little less than about $3.7 million in contribution from corporate and other. Can give us a sense on what that is and in fact, I guess there was an $8 million or $9 million positive swing year-over-year. And I know you had some restructuring charges whatever, probably last year. What kind of contributed to the positive number for this year there? It’s the $3.7 million corporate and other contributions, the $11.3 million operating profit.

Andy Griffiths - Fleetwood Enterprises, Inc - VP & Controller

I think I can take that John. It’s Andy Griffiths. It’s really two factors. In the prior year you recall in the fourth quarter, we had some legal settlements that impacted us and those (technical difficulty). In the current year, we have essentially had some positive experience in certain areas including our health care costs. Those don’t always necessarily get pushed back down into the divisions, so that’s what you are seeing at the corporate level this year.

John Diffendal - BB&T Capital Markets - Analyst

It’s some health care lesser costs there that is sort of reflected in that 4 million.

Andy Griffiths - Fleetwood Enterprises, Inc - VP & Controller

That is correct.

John Diffendal - BB&T Capital Markets - Analyst

One last question. As you mentioned, you had very strong wholesale sales in manufactured housing and I guess Boyd and I have talked and others have talked, you had some pretty specific orders from a single customer. Can you give us any sense the magnitude of that in terms of impacting the quarter?

Andy Griffiths - Fleetwood Enterprises, Inc - VP & Controller

I think I can take that one as well. I think the sales that you’re referring to approximated about 10 or 11 percent the last two quarters.

John Diffendal - BB&T Capital Markets - Analyst

Ten to 11 percent of wholesale sales in the last two quarters?

Andy Griffiths - Fleetwood Enterprises, Inc - VP & Controller

That is correct.

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

I think that is in unit shipments, which would be slightly lower in dollars because they are predominantly single section.

John Diffendal - BB&T Capital Markets - Analyst

Would that be — so 10 to 11 percent in units over the last two quarters, is it more — was it a bigger impact in this April quarter than it was in the January quarter?

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

That percentage has been pretty consistent.

John Diffendal - BB&T Capital Markets - Analyst

Been consistent. In going forward, do you expect it will continue to be fairly consistent?

Roger Howsmon - Fleetwood Enterprises, Inc – SVP, Housing

Let me respond John. I can tell you that order writes in the last 13 weeks have been up 9 percent year-over-year, and that is excluding our community business. Because of product acceptance, I remain very optimistic.

John Diffendal - BB&T Capital Markets - Analyst

Thanks. I will let others ask questions. Thank you.

Operator

John Wagner from Camden Asset Management.

John Wagner - Camden Asset Management - Analyst

First of all, congratulations on a pretty good quarter or a pretty good year. Given everything that you guys have been through, you’ve got to be pretty happy to see things going this way. I did have a question about, you talked a little bit about the six percents and I was wondering what your plans were with the preferred dividends there, and what might motivate you guys to reinstate the dividend?

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

We really have not made a decision yet and we are looking for more clarity I think with regard to the precise timing and maybe the steepness of the anticipated upturn in the manufactured housing business. Although we’re certainly more liquid than we were prior to last December and our balance sheet is a whole lot stronger, we are reluctant to embark on the resumption of those distributions as well as the payment of the deferred amount until we are pretty sure we are way out of the woods.

John Wagner - Camden Asset Management - Analyst

So things aren’t quite as good as they are? Okay.

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

They are good, John. This is Ed Caudill, but we would like to see our housing business stronger. We expect it to turn up as we have said before in the second half of the year, and until that happens we would like to remain relatively liquid until then, and then we will look at it again.

John Wagner - Camden Asset Management - Analyst

Okay, so it’s a second half of this year review agenda item.

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

Boyd and I really review it every quarter and look at where we are at from a strength and liquidity standpoint, and the company’s ability to both begin the interest payments and potentially redeem some of it as we could. But it’s something we do look at every quarter, we just would like to be a little stronger yet before we start taking some action.

John Wagner - Camden Asset Management - Analyst

Fair enough.

Operator

Glenn Schneider with SG Capital Management.

Glenn Schneider - SG Capital Management - Analyst

Hi Boyd, congratulations. I had a quick question on the RV side. Over the last couple of days there has been a considerable amount of negative data coming out of the retail side suggesting that the consumer demand has slower a little bit and a lot of the retailers are citing fuel prices and bad weather. Can you share with us, there hasn’t been a lot of data out on the industry yet on the consumer pull through on demand in May or June. Can you just share with us what you guys are seeing on both the travel trailer and the folding trailer side in terms of retail demand?

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

We have seen retail demand, especially on motor homes and trailers both, stay pretty strong. We have not seen — we measure it by what we call PDI’s, or dealer preps before sale. That means they’ve sold the motor home. And if you look at those year-over-year, even as recently as the week of June 27, PDI’s are up over the prior year and motor home backlogs, especially of Fleetwood products, are flat to a year ago. So our dealers have not been building inventory, which shows it is flowing through. On the trailer side, through the first — through the end of April, we saw the markets fill up about 16 percent. There were a lot of quirks — concerns about fuel. We saw a couple weeks of hesitation back about a month ago, but it really didn’t last and our dealers are real optimistic. They are still seeing good traffic flows and they’re still seeing good sales, at least on Fleetwood products.

Glenn Schneider - SG Capital Management - Analyst

Good. And just versus — I’m trying to decipher through the release — versus last quarter, I think you guys thought you would be profitable this quarter. You had a lot stronger sales than I think most people thought. Where, if anywhere, did you see some underperformance? Because it looks like if you even back out the onetime charges you guys were still slightly negative this last quarter despite much stronger sales. I’m just trying to figure where the underperformance came from, if there was some?

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

Glenn, I think compared to what we were anticipating, we might have underperformed slightly in both folding trailers and travel trailers.

Glenn Schneider - SG Capital Management - Analyst

Okay. Looking into the July quarter, you said slightly profitable. I think last year you guys made 5 cents. Is there any range that you guys can provide or is there a fairly big swing factor between coming up greater than or less than the 5 cents you did last year?

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

We said slightly, and I think it is probably accurate. We would anticipate that, except for the seasonal impact of the third quarter, that we should gather momentum as the year goes along, but we do have some expenses related to redemption, conversion really, of some of the remaining 9.5 that will fall into this quarter which will negatively impact us somewhat. Housing is still gaining momentum, so we’re not going to be more specific than we have at this point.

Glenn Schneider - SG Capital Management - Analyst

Okay. Thank you very much.

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

We just still expect to be profitable this quarter.

Operator

Bill Gibson with Nollenberger Capital Partners.

Bill Gibson - Nollenberger Capital Partners - Analyst

Coming back to what you were just talking about, Boyd, on the expenses in the first quarter. Will the 2.5 million show up in interest expense — that extra cost on the 9.5’s?

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

No it does not. It shows up in Other, Bill.

Bill Gibson - Nollenberger Capital Partners - Analyst

OK, so it shows up in Other.

Andy Griffiths - Fleetwood Enterprises, Inc - VP & Controller

There is an Other income/expense section of the income statement so there is a component of that which is Other, and I believe it is actually the only item in there on the income statement so you should see it fairly clearly.

Bill Gibson - Nollenberger Capital Partners - Analyst

So first quarter will play out that same way? What — let’s see — I’ll share with you. I think I’m using 56.3 million shares in the first quarter, diluted. Is that about right or do I have my math wrong there?

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

As of the end of the fiscal year, the basic shares were 52 million, and then very shortly thereafter, we had an additional approximately 3.2 million that converted to 9.5’s — in addition — and then over and above that, there is about $19 million in shares to get to fully diluted — 19 million shares. I’m sorry.

Bill Gibson - Nollenberger Capital Partners - Analyst

Right. I was thinking in terms of just a reported basis as opposed to a fully blown out basis.

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

About — the 55 million number is a number that was true within just a few days after the beginning of this quarter.

Bill Gibson - Nollenberger Capital Partners - Analyst

When we are talking about gross margins, you talk about steps taken to reduce retail inventory. Was that price cutting in RVs?

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

No, it was really Housing. We have been consistently pulling down our inventories. As of about two or three weeks ago, our aged inventory at FRC was down under 30 percent. We were at times, Bill, when things really got rough about a year and a half ago, we were pushing over 40 percent in aged inventory. We have pulled that down significantly. We really don’t have a large issue with aged inventory in our RV side.

Bill Gibson - Nollenberger Capital Partners - Analyst

Good.

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

That comment, Bill, all related to Housing retail.

Bill Gibson - Nollenberger Capital Partners - Analyst

Understood. I just want — I think I heard this correctly that FRC had an $11.2 million operating loss in the quarter, in the fourth quarter?

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

That is correct.

Bill Gibson - Nollenberger Capital Partners - Analyst

So we are slightly profitable on the manufacturing side?

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

Yes.

Bill Gibson - Nollenberger Capital Partners - Analyst

Could you share with us roughly what capacity utilization there is on the plants?

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

We ended the fiscal year at about 55 percent, Bill, and we picked up a little bit since then. Our backlogs have remained very strong as we said earlier, and we are operating somewhere around 62, 63 percent utilization now. Our utilization has picked up as our build rates have picked up on the housing side. That is especially the Southeast market, what drove us to reopen the plant at Alma, Georgia.

Roger Howsmon - Fleetwood Enterprises, Inc – SVP, Housing

That is the issue in terms of — it’s where’s the utilization is the question. We are seeing regional strength. We have in the lower Midwest some pockets of weakness. The Southeast is very strong for us as is the West.

Bill Gibson - Nollenberger Capital Partners - Analyst

How about Texas?

Roger Howsmon - Fleetwood Enterprises, Inc – SVP, Housing

Texas is coming — we are running at a pretty high degree of capacity at the moment. A lot of that business has been an expansion through our community growth initiatives. But the market as a whole is still rebounding, both through the dealer and with the reversal of the chattel situation.

Bill Gibson - Nollenberger Capital Partners - Analyst

Just one last question and I’m going to switch groups. This is back to RV’s. What did you say, it went too quick for me, about the Class A gas coaches?

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

We, at the end of the first quarter, we passed Winnebago.

Bill Gibson - Nollenberger Capital Partners - Analyst

Okay. Thank you.

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

That trades back and fourth, Bill, but that is the first time we have passed them in Class A gas on a quarterly basis. That trades back and forth. We are actually basically just about tied now. We did move up to within about four points of Monaco. They fell below 25 percent and we are around 21 percent in dealer motor homes. Overall we have strengthened our position in total Class A. We are over four percentage points ahead of our nearest competitor in total Class A.

Bill Gibson - Nollenberger Capital Partners - Analyst

That is a good stat. Actually, one last question related to gross margins. Should we — apparently the cost increases were coming faster than you could raise prices. Do we start to catch up in the current quarter?

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

In fact I think that when we talked about gross margins, I think that was more applicable to the year than it was the quarter and we really are pretty much caught up and as you know we have had a bit of a breather from some of those commodity increases recently.

Roger Howsmon - Fleetwood Enterprises, Inc – SVP, Housing

And we were protecting some strong backlogs.

Bill Gibson - Nollenberger Capital Partners - Analyst

Good. Thank you.

Operator

Barbara Allen from Natexis Bleichroeder.

Barbara Allen - Natexis Bleichroeder - Analyst

I want to clarify and make sure I heard this correctly. Boyd, on the current quarter, which I guess ends in three weeks or less, you’re looking at the quarter being up slightly did you say, from the five cents a year ago?

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

We’re looking to be slightly profitable.

Barbara Allen - Natexis Bleichroeder - Analyst

Slightly profitable, but given the number of shares, that means that on an EPS basis you could be down versus last year?

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

That is possible. We have not gotten more specific, nor do we intend to, then ‘slightly profitable.’ The possibility you have raised is within I guess the range of the possibilities.

Barbara Allen - Natexis Bleichroeder - Analyst

I just want to confirm on the share count, the 55 million, with the conversion redemption and so forth, is that the share count we should use for the first quarter, or do we add in the other 19 because you are profitable? Then we go into this anti-dilutive calculation, or what should we use?

Andy Griffiths - Fleetwood Enterprises, Inc - VP & Controller

That is a hard question to answer because even if we’re profitable, not all of those securities are necessarily dilutive. It really comes down to the detail calculation. Sometimes they can be, sometimes they are not. So unfortunately I cannot be more precise than that until the end of the quarter.

Barbara Allen - Natexis Bleichroeder - Analyst

Okay. Boyd, what is the total accrued that you have deferred — the deferred amount on the 6 percent that you owe if you were to get them up-to-date? And how many more quarters left do you have that you can defer it?

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

I believe we are exactly halfway through a 20-quarter window. So we have deferred 10 quarters — 11 now, so we have nine remaining that we could defer.

Barbara Allen - Natexis Bleichroeder - Analyst

So it’s 11 quarters at how much a quarter?

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

At six percent, but it also compounds, and I think Andy you have the precise number at your fingertips? It is north of $30 million.

Barbara Allen - Natexis Bleichroeder - Analyst

You made reference to improvement in your credit lines going to help also I guess on interest expense this year. Could you expand on that a little bit for us?

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

Sure, Lyle do you want to describe that a little bit?

Lyle Larkin - Fleetwood Enterprises, Inc - VP & Treasurer

Sure. In the renegotiation that we did we were able to get concessions in virtually all areas of the credit lines. Our largest expense most recently has been in the unused area, and that was reduced from 3/8 of a percent down to a quarter of a percent, and on any borrowings we had a reduction of a full 75 basis points

Barbara Allen - Natexis Bleichroeder - Analyst

Good.

Lyle Larkin - Fleetwood Enterprises, Inc - VP & Treasurer

And as you may know, we kept our borrowings fairly minimal — in between, right around I would say about $10 million. That is not a huge issue, but the unused helps and also we got a reduction in our letters of credit that were also about 43, 45 million, I guess.

Barbara Allen - Natexis Bleichroeder - Analyst

Okay. Boyd, could you bring us up-to-date on what you are seeing out there in HomeOne Credit and also if you’re seeing anything on the asset-backed markets that we should be aware of, as well as your take on how the industry lenders are responding to the departure of Chase?

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

Yeah. As near as we can tell, the departure of Chase hasn’t had any direct negative impact. They were writing pretty high-quality paper, high FICO scores, and the lenders’ recent entrants, as well as Origin and to some degree ourselves, there have been no problem and I dare say there have been few, if any, loans that Chase would have written that have not been written by someone else. The indirect effect could be that it may have pushed out the point in time at which, in efforts to get more volume, we might have seen the lending community buy down a little bit deeper into the credit ladder. I don’t think it hurt business compared to where it was, but it may have slowed the upturn a bit.

With regard to HomeOne specifically, we continue to generate volume. It is improving gradually. It’s at $3.5 to $4 million on a monthly basis now, and we anticipate that that will improve. Although we are buying somewhat deeper in credit quality, we are still probably averaging about a 680 FICO score. The credit quality is very good. We have a delinquency percentage that is a fraction of one percent, and we have had excellent recoveries on the handful of repos that we have.

Barbara Allen - Natexis Bleichroeder - Analyst

Any thoughts on the asset-backed markets and what is the total amount you have now? I guess it’s on the balance sheet, but I’m not at my office so I’m having a little trouble writing it down.

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

It is on the balance sheet. I think as of the balance sheet data, it was in the mid ‘40s, but I think it is north of 50 million now, as we speak. The asset-backed market, there really has been no activity since Origin completed its transaction last quarter, and I think although that had a pretty high B piece related to it based on historical terms, I think many felt that it was done on perhaps better terms than might’ve been expected, so…. And I don’t anticipate, at least I am not aware of any near-term new issuances in the securitization market.

Barbara Allen - Natexis Bleichroeder - Analyst

That is where you would like eventually I assume, to get into that market when you get enough size?

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

It is certainly — it is the most likely one, but I think we are fortunate in that we are probably looking out well into next year, probably a year or more from now before we’re looking at that exit.

Barbara Allen - Natexis Bleichroeder - Analyst

My last question is, I guess, somewhat more problematic; I’m puzzled by how long it is taking to get travel trailers into a reasonably profitable position on a continuing basis. You are obviously doing very well on sales, it looks like the product is being well accepted, and yet we get, at best, marginal profitability even with strong sales gains. Can you help me understand what is going on and what you’re doing to fix this?

Chris Braun - Fleetwood Enterprises, Inc - SVP of the RV Group

I can answer that. We are really looking at our total cost structure within the travel trailer group, and we’ve got several initiatives underway to get our cost structure down which will further improve margins. Our sales are up, but the cost reduction initiatives underway will basically start to take effect in the second and third quarters of this year. So we should see margins improve.

Barbara Allen - Natexis Bleichroeder - Analyst

Were you operating in an 87 percent capacity utilization in the quarter? I guess I naively thought that that would probably generate more profit.

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

That was really with two shifts at two plants. We also opened another plant in Maryland, which had a slight impact on profitability and performance in the fourth quarter. We opened it for capacity we needed in the East. So all those things impacted the quarter, but those plants are all capable of working two shifts. So we’re running 87 percent basically on one shift. So there is adequate capacity.

Barbara Allen - Natexis Bleichroeder - Analyst

I’m just wondering why the profitability would not be higher. You’re saying that it was the opening of the third plant that impaired?

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

It had a little bit of impact. Also, staying on top of costs did not allow us really to increase margins. We are able to hold margins reasonably well with all of the rapid material cost increases in lumber and steel and aluminum, but we were not able to get out in front of it. So that marginalized the ability to improve margins, and the other thing is the initiation of some significant cost reduction activities, which are just starting to take an early hold.

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

Those are largely cost reduction activities related to product.

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

Right.

Barbara Allen - Natexis Bleichroeder - Analyst

Cost reduction activities. What does that mean?

Chris Braun - Fleetwood Enterprises, Inc - SVP of the RV Group

Activities to reduce our materials and labor costs, therefore improve margins.

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

It really hit the material and labor side. Looking at ways to take cost out of both areas. We spent a lot of time putting that product in place but not cost reducing it and now our engineers are going back, Barbara, and cost reducing the product….

Barbara Allen - Natexis Bleichroeder - Analyst

I see.

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

But not reducing the quality. We spent a lot of time to try to get the products out, but not enough at looking at how to take labor and material costs out while maintaining a high level of quality, and that is the effort that Chris was talking about that’s just starting to take hold. We should show some real impact at the end of our second and third quarters.

Barbara Allen - Natexis Bleichroeder - Analyst

Okay. All right. That helps. Thank you so much.

Operator

Michael Novak from Frontier Capital.

Michael Novak - Frontier Capital - Analyst

I just want to get a little more clarification on the commodity cost impact, and pricing. You had mentioned that in the 10-K you were referring to earlier quarters, yet if I look sequentially, your gross margins in the back half of the fiscal year were lower than the first half despite a lot stronger revenue growth. Could you help me understand what is going on there please?

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

We didn’t see a lot of erosion, but we saw a little bit of erosion as Roger talked about on the Housing side primarily because we had a significant number of homes in the backlog that were hit by price increases, especially in the November to January timeframe, really probably up until about March and then since then those major things that impact Housing have declined. We saw some erosion in the second quarter in trailers, but that has come back, as we went through and took some aggressive pricing action in November and since then put in surcharges to pick up the cost, so —.

Michael Novak - Frontier Capital - Analyst

How much does the community sales of the single section Housing affect your margins? What is the differential versus normal unit sales?

Roger Howsmon - Fleetwood Enterprises, Inc – SVP, Housing

I’m struggling to give you a candid answer without divulging too much competitive information. Let me back up for just a moment before I talk about mix, single to double. We raised, increased prices from beginning of the first of the year, almost 8.5 percent but yet had a material cost increase of close to 10 percent. That was to my comment earlier, how we were protecting some dealer backlogs, so that had some erosion. In addition to that, I’m estimating now, but I would say it was approximate 2 percent labor cost increase for the same period of time, as high as 5 percent in some parts of the country.

So, a combination of those two cost increases just coming faster than we could recover it in the marketplace did have some impact and degradation on our margin. As far as the sales mix, we are showing due to community sales closer to 21, 22 percent versus our traditional 17 to 18 percent on a product mix. So it has had some impact on our margin but not what I would call significant.

Michael Novak - Frontier Capital - Analyst

Okay. Thank you. Can we get a little guidance on sort of full year interest, other items and specifically how you would expect them to flow quarterly? I would assume Q2 through Q4 would be roughly equal, but what about the first quarter?

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

The interest on the 9.5 percent, you could almost break it down equally in the quarters because it was paid quarterly. Lyle, you want to break it down a little bit more?

Lyle Larkin - Fleetwood Enterprises, Inc - VP & Treasurer

On the remaining trust securities, the 6% Trust I and the 5% senior subordinated securities, on a quarterly basis the two of those will be about $4.2 million in interest. On an annual basis, that would be about $17.1 million. That does not include interest related to our bank borrowings or our finance operation, nor interest that may be related to flooring, and that does vary.

Michael Novak - Frontier Capital - Analyst

In terms of utilization on the manufactured housing side, did I hear correct that you’re currently at 62, 63 percent versus 55 percent at year end?

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

Through this point in the quarter, that’s where we’re at.

Michael Novak - Frontier Capital - Analyst

How are the incremental margins there as you ramp up utilization? Or maybe another way of asking the question is, what utilization level do you need to be at for that division to operate at a 5 percent operating margin?

Roger Howsmon - Fleetwood Enterprises, Inc – SVP, Housing

A lot of that is volume driven. I would say we need in the range of 10,000 units a quarter to see an operating margin of the 4 to 5 percent level.

Unidentified Company Representative

That would get us to five.

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

And we’re not quite there yet.

Michael Novak - Frontier Capital - Analyst

I know you’re trying not to get pinned down to specific earnings numbers….

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

We like not having to talk to the SEC.

Michael Novak - Frontier Capital - Analyst

Right, but when you say significantly profitable for the year, do you have maybe a minimum operating margin threshold that you would like to see yourselves hit?

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

We really have a goal here, Michael — not trying to avoid your question too much — to get all of the businesses back above 7 percent. We think the business that is furthest along toward that — won’t quite get there this year, but appears to be getting close — is the motor home group. The operating side of the Housing side, the wholesale side, on a full year basis, will show improvement year-over-year, but it will be significantly below the 7 percent level. That is really the kind of mantra here. Trailers really look like they’re going to improve year-over-year too, but they are still looking in the — have a ways to come. Folding trailers is a small part of the business, but has been in a decline. So we’re really targeting it to be profitable this year, but would struggle to get there. And then we are expecting, hopefully by the end of this fiscal year, to have our retail business back close to breakeven. So, without giving you exact specific numbers, because they can move around so much, that is probably the best guidance we can give you.

Michael Novak - Frontier Capital - Analyst

Thank you.

Operator

John Diffendal with BB&T Capital Markets.

John Diffendal - BB&T Capital Markets - Analyst

Just going back to the lender situation again. Can you maybe just — you obviously are still talking to people, and I think part of the slowness has been just not bringing as many dollars as we would like to see by these lenders. But do you sense in talking to them, and I’m talking about the GMAC’s and the Greentree’s and U.S. Bank’s, where their sort of head is right now? Do you feel like they are still just kind of getting their act together and will deliver more in the second half or into ‘05? Maybe just give us sort of a sense of that landscape. It’s been obviously slow up to this point through May.

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

It has been slower I think than we anticipated and each lender has a little bit different situation but — and Greentree really has not been a factor to any significant degree at all yet, but I believe their anticipation is they will. And with U.S. Bancorp, they have just went national in February or March, and it does take a while even to fill the pipeline, as you know, once you expand geographically. They went from 20 states to 48 states in February or March. So they are just now filling the pipeline in 28 states.

GMAC is really not originating but is kind of acting as a liquidity provider that I think will help other lenders in ramping up, and they too are working on their business model and I guess more importantly on agreements with the companies that they expect to be their business partners, and it takes a while to iron those out. But I think all of those, on all of those fronts, we’re seeing progress but it has been a bit slower than we anticipated.

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

The other thing we’re seeing is the dealers have moved heavily into land home, and really we’re working with them now to get back to more chattel product in their production. If you look at it, even our dealer inventory, year-over-year they are down almost 1,000 homes. And when we talk to dealers many of them, especially the larger dealers, may be running as high as 80 or 90 percent land home.

So I think there is adequate chattel out there. In talking to people like Triad, they are seeing a fair amount of chattel being done by local banks for specific dealers, where they have good experience. And so I think the placement of chattel is — I think it could help us more if it gets more readily available and dealers get more confidence, but I think the biggest issue is going to do with the fact more with chattel product and going after the chattel market.

John Diffendal - BB&T Capital Markets - Analyst

And then I think you actually mentioned in the release that signs are recovering on the repo side. I wonder if either Roger or just some comment on the retail, our of your own retail, what you are kind of seeing on repo’s in terms of competing with new sales at this point. And inventories are down but it also looks like the number that are coming in the door are starting to come down a little bit.

Roger Howsmon - Fleetwood Enterprises, Inc – SVP, Housing

I would support that, although my data tends — I have some information through the retail group but more Credit Suisse First Boston, their latest report showed repos down 6 percent in May. As a rule of thumb, we are saying two to three years ago it was close to 100,000 units a year. We think it is more now in the 70,000 range, so it is moving in the right direction. I think the really good news, and this is substantiated through our retail group, is that the good stuff is gone so prices have adjusted accordingly.

John Diffendal - BB&T Capital Markets - Analyst

One last, more of a request. Given that you have done some restating, I guess kind of below the operating income line, and some of that minority — some of the convertible trust was in the taxes and some of it was in the minority interest. It would be very helpful for us in just trying to do models and on a go-forward basis, if we had the last four quarters, and in fact we’re trying to back through to get to the fourth quarter to get a real clean fourth quarter number for each of the individual income statement items. It would be helpful if we can get the last four quarters, particularly since you have rejiggered some of your categories, pretty soon so that we could actually do some modeling going forward.

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

Andy, do you want to comment on that? There are really just a couple of issues that I think would be pretty explanatory too.

Andy Griffiths - Fleetwood Enterprises, Inc - VP & Controller

Yes, I suspect the one thing that might be throwing you off relates to the fact that we are now required to show gains or losses on the sale of fixed assets as part of operating income and that has been done retroactively. You’ll find that the gain in the third quarter on the sale of fixed assets of, I believe it was 724,000, has now been moved up into operating income. And then there was a loss of 29,000 in the second quarter and we’ve done the same thing with that. I think if you adjust for those two items, really the only other item is the change in the minority interest and I’m guessing you’ll be able to work through that with that additional piece of information that I’ve just shared with you.

John Diffendal - BB&T Capital Markets - Analyst

Okay. Thank you.

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

John, in response to an earlier question, just to give you a feel for part of what may be impacting industry shipments, is our dealer inventories were down despite, particularly in our case, a stronger market although maybe that has not been true industrywide. Our dealer inventories were down from about 9,100 units a year ago to just over 8,100 this year. So that would seem to me to bode well, either for a little bit of pipeline filling or maybe worst-case, a higher safety net as we get into the seasonally slow months in terms of dealers’ inabilities to take inventories much lower.

John Diffendal - BB&T Capital Markets - Analyst

I seem to remember that actually in April when we were traveling that there actually looked like — it was probably part of the March shipment number — a little bit of inventory increase. So they have taken that out and even gone further, it sounds like?

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

That is correct.

John Diffendal - BB&T Capital Markets - Analyst

Thank you.

Operator

Omar Hanson from Jefferies & Co.

Omar Hanson - Jefferies & Co - Analyst

Thank you very much. Good afternoon guys. Touching upon one of the questions that was asked earlier regarding interest expense, we said — I think you guys had said something about since redeeming the 9.5 preferred, we’re looking at somewhere around 17.1 million per quarter, is that correct?

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

Annually.

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

Annually.

Omar Hanson - Jefferies & Co - Analyst

Annually, I apologize.

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

We wish it was quarterly, but it’s not.

Omar Hanson - Jefferies & Co - Analyst

I guess since we redeemed the preferreds mid — I guess just recently, do you have an idea of what it was for the trailing 12?

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

Well the annualized number was roughly 35 million, so basically a 50 percent cut in the interest related to those securities.

Omar Hanson - Jefferies & Co - Analyst

Okay. Thank you for that. Also, for capital expenditures for the year and also some guidance for 2005, do you have any — have you guys thought about that yet?

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

We have. The historic numbers — you want to address those for the year? The CapEx?

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

(indiscernible) Andy for 2004 and projection for 2005?

Andy Griffiths - Fleetwood Enterprises, Inc - VP & Controller

Let me deal with the projection for 2005 first. Currently we’re anticipating something in the region of about 45 million over the course of the full year.

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

About 10 million of that is carryover from last year. We brought our new paint systems online, but the expense or the capital expenditure for those will hit in the first two quarters of this fiscal year. So, the net for this next year will be 35 million.

Omar Hanson - Jefferies & Co - Analyst

About 35 million.

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

The 10 million was carryover. You’ll see a little bit of reduction. I think last year we were projecting around 34 million and Andy will give you an exact number.

Andy Griffiths - Fleetwood Enterprises, Inc - VP & Controller

The numbers for fiscal ‘04 are actually included in the supplemental operating data that we include with the press release, but the number for the full year was almost $28 million.

Omar Hanson - Jefferies & Co - Analyst

Great. I guess lastly, looking at the release, I didn’t see anything on depreciation and amortization for the year. Do you have a figure on that?

Andy Griffiths - Fleetwood Enterprises, Inc - VP & Controller

You’re talking about fiscal ‘04?

Omar Hanson - Jefferies & Co - Analyst

Yes.

Andy Griffiths - Fleetwood Enterprises, Inc - VP & Controller

Depreciation for the full year, which we really have very little amortization at this point. Depreciation for the full year was almost 24 million.

Omar Hanson - Jefferies & Co - Analyst

24 million. All right. Thank you very much.

Operator

Brendan Lee from Cliffwood Partners.

Brendan Lee - Cliffwood Partners - Analyst

John had asked about the remaining inventory of repos in the market today? What was that figure again?

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

Lyle, do you want to give him a number?

Roger Howsmon - Fleetwood Enterprises, Inc – SVP, Housing

We think that two to three years ago it was roughly 100,000 a year. Right now we are saying the sales per year are about 90,000 and the new inventory, new repossessions coming on an annual basis is about 70,000.

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

But inventory of repo’s has seemingly decreased more rapidly than the inflow of new repossessions.

Roger Howsmon - Fleetwood Enterprises, Inc – SVP, Housing

Correct.

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

It’s a much more difficult number to get your arms around than it used to be. It used to be that you could take Conseco and assume it was 35 to 40 percent of the market and Conseco’s inventory numbers were pretty readily available. Not able to do that because of the obvious change in circumstances, but using Conseco as an example, their inventory recently was in the neighborhood of 8,000 units and that was down from about 22,000 about a year and a half ago. So, they’ve had a very dramatic, probably a more dramatic decline than the industry in general, but I think it’s indicative of at least — them by themselves have brought inventories down by 14,000. And I think it would be fair to say that in total the industry must have reduced inventory of new repo’s by 30,000 or so.

Brendan Lee - Cliffwood Partners - Analyst

So, as you said new sales are averaging about 90,000 a year, correct?

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

Correct. Current repo sales on an annualized basis is running at that rate.

Brendan Lee - Cliffwood Partners - Analyst

What was the 70 number again?

Roger Howsmon - Fleetwood Enterprises, Inc – SVP, Housing

That is the amount of the number of repossessions that are coming into the market on an annual basis. As Boyd pointed out, there’s a definite decline and the repossession trend is there.

Brendan Lee - Cliffwood Partners - Analyst

Basically you’re working off 20,000 units a year, correct?

Roger Howsmon - Fleetwood Enterprises, Inc – SVP, Housing

That is the current statistics.

Brendan Lee - Cliffwood Partners - Analyst

And you said, total left are about 100, two or three years ago?

Roger Howsmon - Fleetwood Enterprises, Inc – SVP, Housing

I’m saying the incoming average rate two to three years ago was around 100,000 units a year. So we’re definitely seeing the repossession market dry up which is actually a good thing.

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

When Conseco was at 22,000, roughly a year and a half ago, the estimate was that repos were right around 70,000. They probably comprised 35 percent at that point in time.

Brendan Lee - Cliffwood Partners - Analyst

I see. Okay, so it seems like, and gauging from these numbers at the current pace, in about three to four years we should be hopefully close to zero again.

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

Yes, and I think — or at least some normalized number.

Brendan Lee - Cliffwood Partners - Analyst

What is your estimation of new shipments for next year in terms of industrywide?

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

We try to look at both an annual basis, which MHI does, and I think they and others have started to soften what they thought the number would be this year. I think MHI now is looking at 141,000, in that range. Some of their analysts are looking at possibly lower on a calendar year. We still are planning for our fiscal year, which runs through next March, more in the 145,000 range, probably a little less than that. But we’re still pretty much on that path. We never really thought that calendar year was 145,000; it was a pretty good rebound that we were not seeing.

Brendan Lee - Cliffwood Partners - Analyst

Right.

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

Just for comparison purposes, adjusted to our fiscal year rather than calendar year, industry shipments for the year — for the 12 months ended April of ‘04 — were about 129,000.

Brendan Lee - Cliffwood Partners - Analyst

One hundred and twenty-nine? It definitely seems like it is starting to trend back up. When do you guys feel that we can — that we’ll reach a kind of equilibrium level. Just looking back for the past six years, numbers were a lot, lot higher. Do you think we will ever crest the 200 range again?

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

We believe that. We believe that annual retail sales of new homes will get back above 200,000. We think a normalized market is probably around 230. There are still some, obviously some issues to work through. In a normalized retail market like that, repo’s were probably 30,000. So it really is an issue of flushing through the repo’s because we believe steadily — the market shifted to land home financing a couple years ago. Now it is working its way back from that, back towards chattel, and you see that in the mix of multisection versus single section, which still — single section which at that peak you’re talking about in ‘99 was running over 40 percent of the business — still is in the 20 to 25 percent range. And that is the chattel business. So as financing strengthens and our dealers get more confident, that will be consistent and they can rebuild those markets, we expect that both chattel as a percentage of total sales and volumes as repo’s flush through because that has really been mostly single wides, we’ll come back to a more normalized market.

Brendan Lee - Cliffwood Partners - Analyst

One last question. I think you guys mentioned earlier that your utilization for your MH factories are running about 62, 63 percent. At what point do you guys start to open more factories? Obviously you guys just opened the one in Georgia again. At what utilization rate does it make sense to expand again?

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

It is really a localized issue. We opened the factory in Georgia because the Georgia markets and Florida market, especially for Fleetwood, is incredibly strong. We more look at the lead-times and how long we expect the market to remain than we do at utilization in our factories because the business is so geographic. So, in Georgia and Florida, we were running backlog out 30, 40 days, which in this business is not a good thing. So, we opened up the Alma plant to supply the Florida market. We have a couple other markets that look strong for us, not for the industry I don’t think, but at least for us. And as we get those markets and we start to see our lead-times creeping out into the 30 to 45 day range, on a local basis we will look more, and if we think it is sustainable then we will look at opening more facilities. But as far as national utilization goes, the market is so spotty right now that it would be hard to pick a utilization number. We would start opening up factories as a general matter of course.

Roger Howsmon - Fleetwood Enterprises, Inc – SVP, Housing

Another factor that would play into the expansion of capacity is the product complexity today. With the industry being in the doldrums that it is, where all manufacturers are faced with the challenge of meeting the market demand, meaning building what the customer wants. And when you look at line balance, today we have a house going down the line that may take 100 hours of production and the house behind it may be 250. So we have to look at the balance, we have to look at the product complexity, whether it’s tape and texture. There are a lot of factors that will play into the regional strength and niche demand, if you will.

Brendan Lee - Cliffwood Partners - Analyst

Great. Thank you very much.

Operator

John Beall from Standard Pacific Capital.

John Beall Standard Pacific - Analyst

I apologize if you covered this, but I don’t think you did. If I just value your RV business on the EBITDA multiple of your comps and then your MH business on the sales multiple of your comps, and kind of back out your debt, I get a valuation of $24 a share. So it seems to me like splitting those businesses would sort of immediately unlock a ton of value. Have you guys considered this and what are the impediments?

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

Boyd and I will both answer this question. I will give you my take. We look at that I will tell you all the time. We have really until recently when we cleaned up a lot of our debt, we dealt with the value of our Housing business, which up until Mr. Buffett showed up, probably had negative value according to the market. It really didn’t make a lot of sense. Now the balance sheet is in better…. There still are some other issues, but I can honestly tell you that we and the Board look at it consistently to see if that is a better situation for the shareholders than our current situation.

John Beall Standard Pacific - Analyst

Are there tax issues you can get around or is that going to be —?

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

I will let Boyd give you his take.

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

I will preface my take by just saying a much simpler action, as a result of your analysis, is simply buy the stock. With regard to taxes, we do have an NOL that is virtually all attributable to our Housing business, and depending on how one would accomplish something like you suggested, that could be jeopardized. So there could be some advantages in utilizing that NOL more quickly in our current form. We also have, we still have outstanding debt that at least complicates that issue. So there is some — it is certainly something we have thought about. We thought about the changes in Wall Street. I think Wall Street’s coverage and I think the desire for more simple stories and all of those things play into our thinking, and it is something our board is very cognizant of; I guess that is probably about as much as we can say.

John Beall Standard Pacific - Analyst

They are operationally splittable though, right?

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

Yes, they are.

Boyd Plowman - Fleetwood Enterprises, Inc - EVP & CFO

I think the major synergies between the two companies are actually, have probably, only come to bear in a large portion recently and that is with purchasing and that is probably something that could be retained, even contractually or something like that.

John Beall Standard Pacific - Analyst

Okay. Thanks and congratulations on the progress.

Operator

At this time there are no further questions. Mr. Caudill, are there any closing remarks?

Ed Caudill - Fleetwood Enterprises, Inc - President & CEO

We would like to thank you for attending today and we look forward to talking with you at the end of our first fiscal quarter. Thank you.

Operator

This concludes today’s Fleetwood Enterprises’ fourth quarter and fiscal year 2004 financial results conference call. You may now disconnect.

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